EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-06269, 333-30228, 333-40230, 333-85606, and 333-132208 of Velocity Express Corporation each on Form S-8 of our report dated March 26, 2004 (except with respect to the matters discussed in Notes 8 and 14, as to which the date is April 14, 2004), with respect to the consolidated financial statements of CD&L, Inc. and subsidiaries for the year ended December 31, 2003 appearing in this Current Report on Form 8-K/A of Velocity Express Corporation.

/s/ DELOITTE & TOUCHE LLP
New York, New York
September 18, 2006